Exhibit 10.23

Cenveo Corporation
One Canterbury Green
201 Broad Street, 6th Floor
Stamford, CT 06901
(203) 595-3000
Fax (203) 595-3074

February 27, 2012

Dear Ian:
This letter agreement (the “Agreement”) governs certain terms of your employment by Cenveo Corporation (the “Company”) and the terms under which your employment with the Company may be terminated. You and the Company hereby acknowledge that your employment with the Company constitutes “at-will” employment and that either party may terminate your employment at any time, upon written notice of termination, subject to and in accordance with the provisions of this Agreement.
1.    Termination of Employment.
(a)     If the Company terminates your employment without Cause (i) the Company will pay you, in lieu of any other severance benefit that would otherwise be payable to you, a severance pay benefit equal to twelve (12) months (the “Severance Period”) of your regular base salary in effect on your date of termination, to be paid in accordance with the normal payroll practices of the Company.
(b)     If your employment is terminated for any other reason, including by reason of your death or disability, or if you voluntarily terminate your employment, you will be entitled to receive only your base salary through the date of such termination (to the extent not previously paid) plus all other amounts (other than any severance benefits) you are entitled to under the terms of the Company’s benefit plans, programs, and policies through the date of your termination.
(c)     Except as specifically provided in this Section 1, you will not be entitled to any other compensation, severance or other benefits from the Company upon the termination of your employment for any reason.
(d)    Notwithstanding anything contained herein to the contrary, in the event of a Change in Control, the Company will pay you, in lieu of any other severance benefit that would otherwise be payable to you, a severance benefit equal to one (1) year of your Annualized Total Compensation in effect on the date of the Change of Control, to be paid in accordance with the normal payroll practices of the Company. For purposes herein, the term “Annualized Total Compensation” shall mean your base salary and target bonus opportunity (as if all targets and objectives were met) and all other benefits (as described below) in effect immediately before the Change of Control event.

(e) Notwithstanding anything contained herein to the contrary, in the event of a Change in Control while you are still employed by the Company or an affiliate, you will immediately vest in all outstanding stock options or other equity grants issued to you as of the date of such Change in Control and you shall be given reasonable notice of Change of Control and shall have a period of at least twenty (20) days after such notice to exercise such options.
(f) If you elect medical or dental coverage under the Company’s group medical or dental plans, the Company will also pay or reimburse you, if paid by you, promptly upon your request, an amount equal to the premium for COBRA Coverage (for yourself and your dependents) during a period not to exceed twelve (12) months of such COBRA Coverage or such shorter period to which you or your dependents are entitled pursuant to COBRA following the Change of Control.
(g) Effective as of March 1, 2012 and continuing throughout your employment with the Company, You shall be eligible for a monthly car allowance in the amount of $650.00 per month which payment shall be made to You in accordance with the normal payroll practices of the Company.
(h)    In the event the Company terminates Your employment without Cause, the Company shall continue to pay you the monthly rental amount for Your lease of that certain premises located at 2 Bala Plaza, Suite 300, Bala Cynwyd, PA 19004 for the balance of the term of the then current Lease Agreement with American Executive Centers, or its successors or assigns. Such reimbursement payment shall be made to you in accordance with normal payroll practices of the Company.
2.    Delivery of Release. As a condition to the obligation of the Company to make the payments provided for in this Agreement and otherwise perform its obligations hereunder to you upon termination of your employment (other than due to your death), you or your legal representatives must deliver to the Company a general unconditional release in favor of the Company in form and substance satisfactory to the Company, and the time for revocation of such release must have expired without revocation by you.
3.    Non-Solicitation and Non-Competition.
(a) You agree that at all times both during your employment and for Nine (9) months thereafter you will not, directly or indirectly, (i) solicit or hire, or assist others in the solicitation or hiring of, any of the employees of the Company or any of its subsidiaries; (ii) solicit, contact, provide information to or otherwise interfere in any respect with the business relationships of the Company or any of its subsidiaries with any of their customers or suppliers or (iii) make any statements, comments, or communications that are reasonably likely to be considered to be disparaging, derogatory or detrimental to the good name or business reputation of the Company .
(b) You also agree that during your employment and for a period of Nine (9) Months following termination, you will not, directly or indirectly, carry on, engage in, or otherwise provide services to, any business that competes anywhere in the United States with the Company.
4.    Entire Agreement. This Agreement (including, without limitation, Annex A) constitutes the entire agreement and understanding between you and the Company with respect to the subject matter hereof, and may not be amended or modified except by subsequent written agreement executed by both parties hereto.
5.    Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute an original, and all of which together will constitute one and the same Agreement.
If the foregoing terms and conditions are acceptable and agreed to by you, please sign the line provided below to signify such acceptance and agreement and return the executed copy.

CENVEO CORPORATION

By:	/s/ Robert G. Burton, Jr.
Robert G. Burton, Jr.
Title: President

Accepted and Agreed this
27th day of February, 2012

/s/ Ian Scheinmann
Ian Scheinmann